Exhibit 99.7

               Digital Fusion Replaces Convertible Debt With LOC

     HUNTSVILLE, Ala.--(BUSINESS WIRE)--July 22, 2004--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced the redemption of its convertible debt owed to a New York based institutional private equity fund.
     On July 1, 2004, Digital Fusion fully redeemed approximately $560,000 of secured convertible debt and entered into a secured revolving line of credit with First Commercial Bank in Huntsville, Alabama, an affiliate of Synovus Financial Corp (NYSE:SNV). The First Commercial Bank line of credit has an interest rate of prime plus one percent and is secured by Digital Fusion's receivables and certain guarantees. The redeemed secured convertible debt had an interest rate of ten percent and certain conversion rights on registered Digital Fusion common stock at an average price substantially below the current trading range.
     "The current low interest rate environment made it the right time for us to finance the company through a significantly more cost effective vehicle," said Roy Crippen, chief executive officer. "We are pleased to have cut our interest rate in half and remove the overhang associated with possible stock conversions."
     "Having this line of credit in place for working capital purposes will be a key element in fueling our growth plans," said Gary Ryan, president. "The favorable terms allow us to borrow when needed without the concern of significant shareholder dilution."

     About Digital Fusion

     Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
     Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.

     Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

     CONTACT: Digital Fusion, Inc., Huntsville
              Roy E. Crippen, 256-837-2620
              rcrippen@digitalfusion.com